Exhibit 23(b)




                              Accountants' Consent



The Board of Directors
Roanoke Gas Company:


We consent to the incorporation by reference in Registration Statements No. 33-69902 on Form S-2, as amended, No. 333-02455 on Form S-8 and No. 333-67311 on
Form S-4 of Roanoke Gas Company of our report dated October 17, 1997, relating to the consolidated balance sheet of Roanoke Gas Company and subsidiaries as of September 30, 1997, and the related consolidated statements of earnings, stockholders' equity and cash flows for each of the years in the two-year period ended September 30, 1997, which report is included in the September 30, 1998 Annual Report on Form 10-K of Roanoke Gas Company.



                                            s/KPMG Peat Marwick LLP
                                            KPMG PEAT MARWICK LLP





Roanoke, Virginia
January 27, 1999